Exhibit 99.1

Power Solutions International Announces Second Quarter 2023 Financial Results
Gross Profit increased by 47%, EPS increased $0.22 or $0.28 for the Quarter,
Operating Cash Flows increased $34.4 million; Debt decreased $20.7 million

WOOD DALE, Ill., August 14, 2023 – Power Solutions International, Inc. (the “Company” or “PSI”) (OTC Pink: PSIX), a leader in the design, engineering and manufacture of emission-certified engines and power systems, announced second quarter 2023 financial results.
Second Quarter 2023 Results
Sales for the second quarter of 2023 were $121.9 million, an increase of $1.4 million, or 1%, compared to the second quarter of 2022, as a result of sales increases of $7.5 million and $6.8 million in the power systems and transportation end markets, respectively, partially offset by a decrease of $12.9 million in the industrial end market. Higher power systems end market sales are primarily due to increased demand for products across various applications, with the largest increases attributable to products used within the enclosure/packages market as well as oil and gas products, partially offset by demand response products. The increased sales within the transportation end market were primarily attributable to higher sales in the medium duty truck market and school bus products. Decreased industrial end market sales are primarily due to decreases in demand for products used within the material handling and arbor care markets.
Gross profit increased by $8.6 million, or 47%, during the second quarter of 2023 as compared to the same period in the prior year. Gross margin in the second quarter of 2023 was 22.1%, an increase of 6.9 percentage points compared to 15.2% in the last year, primarily due to improved mix, pricing actions and freight cost management, partially offset by increased warranty expense. For the three months ended June 30, 2023, warranty costs were $3.4 million, an increase of $1.2 million compared to warranty costs of $2.2 million in the same period last year, due largely to increased charges for engines sold within the transportation market, mainly attributable to changes in estimates for preexisting warranties. A majority of the warranty activity is attributable to products sold within the transportation end market in prior years.
Selling, general and administrative expenses increased during the second quarter of 2023 by $0.6 million, or 6%, compared to the prior year, primarily due to an increase in incentive compensation expense. These increased costs were partially offset by decreases in legal reserve costs and sales concessions.
Interest expense was $4.6 million in the second quarter of 2023 as compared to $2.7 million in the same period in the prior year, largely due to a higher overall effective interest rates on the Company’s debt, partially offset by lower average outstanding debt.
The Company recorded an income tax expense of $0.2 million for the second quarter of 2023, as compared to an income tax benefit of $0.8 million for 2022. Income tax expense for the second quarter of

2023 is related primarily to adjustments to taxes payable and the deferred tax liability related to indefinite lived assets.
Net income in the second quarter of 2023 was $6.4 million, or $0.28 per share, compared to net income of $1.4 million, or $0.06 per share for the second quarter of 2022. Adjusted net income was $6.4 million, or Adjusted income per share of $0.28 in the second quarter of 2023, compared to Adjusted net income of $2.4 million, or Adjusted income per share of $0.10 for the second quarter of 2022. Adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”) was $12.6 million compared to Adjusted EBITDA of $6.0 million in the second quarter last year.
See “Non-GAAP Financial Measures” below for the Company’s definition of total Adjusted net income (loss), Adjusted earnings (loss) per share, EBITDA and Adjusted EBITDA and the financial tables that accompany this release for reconciliations of these measures to their closest comparable GAAP measures.
Debt Update
The Company’s total debt was approximately $190.3 million at June 30, 2023, while cash and cash equivalents were approximately $27.8 million. This compares to total debt of approximately $211.0 million and cash and cash equivalents of approximately $24.3 million at December 31, 2022. Included in the Company’s total debt at June 30, 2023 were borrowings of $110.0 million under the Uncommitted Revolving Credit Agreement with Standard Chartered Bank, as the Company paid down $20.0 million during the quarter, and borrowings of $25.0 million, $50.0 million, and $4.8 million respectively, under the Second, Third and Fourth Shareholder’s Loan Agreements, respectively, with Weichai America Corp., its majority stockholder.
Outlook for 2023
The Company currently projects its sales in 2023 to remain consistent with 2022 levels, a result of expectations for strong growth in the power systems end markets mitigated by softer market conditions in both the industrial and transportation end markets.
It is also noted the second half outlook of 2023 could significantly be impacted due to the continued enforcement and expansion of the Uyghur Forced Labor Prevention Act (the “UFLPA”) that could limit and/or delay the importation of raw materials needed to fulfill orders during the second half of the year. Notwithstanding this outlook, which is being driven in part by expectations for continuous improvement in supply chain dynamics, including timelier availability of parts, and a continuation of favorable economic conditions within the United States and across the Company’s various markets, the Company cautions that significant uncertainty remains as a result of supply chain challenges, inflationary costs, commodity volatility, and the impact on the global economy of the war in Ukraine, among other factors.
Management Comments
Dino Xykis, Chief Executive Officer and Chief Technical Officer, commented, “The strong margins have continued throughout the second quarter leading to the extension of our profitability trends due to the focused approach on bottom line performance and cost containment. We also saw improved cash flows from operations with the heightened focus on working capital. As we continue into 2023, we have started to see a decline in the demand within the industrial end market. While we work to diligently offset these declines within this end market, we are also simultaneously maintaining tight controls around spending to ensure the continued profitability of the Company.”
About Power Solutions International, Inc.
Power Solutions International, Inc. (PSI) is a leader in the design, engineering and manufacture of a broad range of advanced, emission-certified engines and power systems. PSI provides integrated turnkey solutions to leading global original equipment manufacturers and end-user customers within the power systems, industrial and transportation end markets. The Company’s unique in-house design, prototyping, engineering and testing capabilities allow PSI to customize clean, high-performance engines using a fuel agnostic strategy to run on a wide variety of fuels, including natural gas, propane, gasoline, diesel and biofuels.
PSI develops and delivers complete power systems that are used worldwide in stationary and mobile power generation applications supporting standby, prime, demand response, microgrid, and co-generation power (CHP) applications; and industrial applications that include forklifts, agricultural and turf, arbor care, industrial sweepers, aerial lifts, irrigation pumps, ground support, and construction equipment. In addition, PSI develops and delivers powertrains purpose-built for medium-duty trucks and buses including school and transit buses, work trucks, terminal tractors, and various other vocational vehicles. For more information on PSI, visit www.psiengines.com.
Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements regarding the current expectations of the Company about its prospects and opportunities. These forward-looking statements are entitled to the safe-harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements may involve risks and uncertainties. These statements often include words such as “anticipate,” “believe,” “budgeted,” “contemplate,” “estimate,” “expect,” “forecast,” “guidance,” “may,” “outlook,” “plan,” “projection,” “should,” “target,” “will,” “would” or similar expressions, but these words are not the exclusive means for identifying such statements. These statements are not guarantees of performance or results, and they involve risks, uncertainties and assumptions. Although the Company believes that these forward-looking statements are based on reasonable assumptions, there are many factors that could affect the Company’s results of operations and liquidity and could cause actual results, performance or achievements to differ materially from those expressed in, or implied by, the Company’s forward-looking statements.
The Company cautions that the risks, uncertainties and other factors that could cause its actual results to differ materially from those expressed in, or implied by, the forward-looking statements include, without limitation: the impact of the macro-economic environment in both the U.S. and internationally on our business and expectations regarding growth of the industry; uncertainties arising from global events (including the Russia-Ukraine conflict), natural disasters or pandemics, and their impact on material prices; the effects of strategic investments on our operations, including our efforts to expand our global market share and actions taken to increase sales growth; the ability to develop and successfully launch new products; labor costs and other employment-related costs; loss of suppliers and disruptions in the supply of raw materials; the Company’s ability to continue as a going concern; the Company’s ability to raise additional capital when needed and its liquidity; uncertainties around the Company’s ability to meet funding conditions under its financing arrangements and access to capital thereunder; the potential acceleration of the maturity at any time of the loans under the Company’s uncommitted senior secured revolving credit facility through the exercise by Standard Chartered Bank of its demand right; the impact of rising interest rates; changes in economic conditions, including inflationary trends in the price of raw materials; our reliance on information technology and the associated risk involving potential security lapses and/or cyber attacks; the ability of the Company to accurately forecast sales, and the extent to which sales result in recorded revenues; changes in customer demand for the Company’s products; volatility in oil and gas prices; the impact of U.S. tariffs on imports, the impact of supply chain interruptions and raw material shortages, including compliance disruptions such as the Uyghur Forced Labor Prevention Act (the “UFLPA” or the “Act”) delaying goods from China; the potential impact of higher warranty costs and the Company’s ability to mitigate such costs; any delays and challenges in recruiting and retaining key employees consistent with the Company’s plans; any negative impacts from delisting of the Company’s common stock par value $0.001 from the NASDAQ Stock Market and any delays and challenges in obtaining a re-listing on a stock exchange; and the risks and uncertainties described in reports filed by the Company with the SEC, including without limitation its Annual Report on Form 10-K for the fiscal year ended December 31, 2022 and the Company’s subsequent filings with the SEC.
The Company’s forward-looking statements are presented as of the date hereof. Except as required by law, the Company expressly disclaims any intention or obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise.
Contact:
Power Solutions International, Inc.
Matt Thomas
Corporate Controller
(630) 542-2805
Matt.Thomas@psiengines.com

Results of operations for the three months and year ended June 30, 2023 compared with the three months and year ended June 30, 2022 (UNAUDITED):

(in thousands, except per share amounts)	For the Three Months Ended June 30,				For the Six Months Ended June 30,
	2023	2022	Change	% Change	2023	2022	Change	% Change
Net sales (from related parties $1,000 and $75 for the three months ended June 30, 2023 and June 30, 2022, respectively, $2,100 and $513 for the six months ended June 30, 2023 and June 30, 2022, respectively)	$121,865	$120,479	$1,386	1%	$238,334	$219,426	$18,908	9%
Cost of sales (from related parties $600 and $69 for the three months ended June 30, 2023 and June 30, 2022, respectively, and $1,500 and $410 for the six months ended June 30, 2023 and June 30, 2022, respectively)	94,911	102,158	(7,247)	(7)%	187,911	184,388	3,523	2%
Gross profit	26,954	18,321	8,633	47%	50,423	35,038	15,385	44%
Gross margin %	22.1%	15.2%	6.9%		21.2%	16.0%	5.2%
Operating expenses:
Research, development and engineering expenses	4,662	4,554	108	2%	9,266	9,113	153	2%
Research, development and engineering expenses as a % of sales	3.8%	3.8%	—%		3.9%	4.2%	(0.3)%
Selling, general and administrative expenses	10,550	9,995	555	6%	20,455	21,380	(925)	(4)%
Selling, general and administrative expenses as a % of sales	8.7%	8.3%	0.4%		8.6%	9.7%	(1.1)%
Amortization of intangible assets	437	531	(94)	(18)%	873	1,072	(199)	(19)%
Total operating expenses	15,649	15,080	569	4%	30,594	31,565	(971)	(3)%
Operating income	11,305	3,241	8,064	NM	19,829	3,473	16,356	NM
Interest expense	4,645	2,670	1,975	74%	9,310	5,115	4,195	82%
Income (Loss) before income taxes	6,660	571	6,089	NM	10,519	(1,642)	12,161	NM
Income tax expense (benefit)	243	(787)	1,030	(131)%	378	(401)	779	(194)%
Net income (loss)	$6,417	$1,358	$5,059	NM	$10,141	$(1,241)	$11,382	NM

Earnings (Loss) per common share:
Basic	$0.28	$0.06	$0.22	NM	$0.44	$(0.05)	$0.49	NM
Diluted	$0.28	$0.06	$0.22	NM	$0.44	$(0.05)	$0.49	NM

Non-GAAP Financial Measures:
Adjusted net income (loss) *	$6,357	$2,353	$4,004	170%	$10,168	$1,474	$8,694	NM
Adjusted income (loss) per share *	$0.28	$0.10	$0.18	180%	$0.44	$0.07	$0.37	NM
EBITDA *	$12,707	$4,959	$7,748	NM	$22,677	$6,938	$15,739	NM
Adjusted EBITDA *	$12,647	$5,954	$6,693	112%	$22,704	$9,653	$13,051	135%

NM    Not meaningful
*    See reconciliation of non-GAAP financial measures to GAAP results below

POWER SOLUTIONS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

(in thousands, except par values)	As of June 30, 2023 (unaudited)	As of December 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$27,782	$24,296
Restricted cash	3,760	3,604
Accounts receivable, net of allowances of $8,012 and $4,308 as of June 30, 2023 and December 31, 2022, respectively; (from related parties $2,000 and $2,325 as of June 30, 2023 and December 31, 2022, respectively)	78,196	89,894
Income tax receivable	555	555
Inventories, net	113,215	120,560
Prepaid expenses and other current assets	18,616	16,364
Total current assets	242,124	255,273
Property, plant and equipment, net	13,816	13,844
Right-of-use assets, net	25,005	13,282
Intangible assets, net	4,787	5,660
Goodwill	29,835	29,835
Other noncurrent assets	2,020	2,019
TOTAL ASSETS	$317,587	$319,913

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable (to related parties $24,400 and $23,358 as of June 30, 2023 and December 31, 2022, respectively)	$71,697	$76,430
Current maturities of long-term debt	134	130
Revolving line of credit	110,000	130,000
Finance lease liability, current	85	90
Operating lease liability, current	2,753	2,894
Other short-term financing (from related parties $79,820 and $75,020 as of June 30, 2023 and December 31, 2022, respectively)	79,820	75,614
Other accrued liabilities (to related parties $6,587 and $5,232 as of June 30, 2023 and December 31, 2022, respectively)	33,369	34,109
Total current liabilities	297,858	319,267
Deferred income taxes	1,365	1,278
Long-term debt, net of current maturities (from related parties $4,800 as of December 31, 2022, respectively)	160	5,029
Finance lease liability, long-term	136	170
Operating lease liability, long-term	23,316	10,971
Noncurrent contract liabilities	2,836	3,199
Other noncurrent liabilities	12,041	10,371
TOTAL LIABILITIES	$337,712	$350,285

STOCKHOLDERS’ DEFICIT
Preferred stock – $0.001 par value. Shares authorized: 5,000. No shares issued and outstanding at all dates.	$—	$—
Common stock – $0.001 par value; 50,000 shares authorized; 23,117 shares issued; 22,953 and 22,951 shares outstanding at June 30, 2023 and December 31, 2022, respectively	23	23
Additional paid-in capital	157,831	157,673
Accumulated deficit	(176,955)	(187,096)
Treasury stock, at cost, 164 and 166 shares at June 30, 2023 and December 31, 2022, respectively	(1,024)	(972)
TOTAL STOCKHOLDERS’ DEFICIT	(20,125)	(30,372)
TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$317,587	$319,913

POWER SOLUTIONS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

(in thousands)	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2023	2022	2023	2022
Cash provided by (used in) operating activities
Net income (loss)	$6,417	$1,358	$10,141	$(1,241)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Amortization of intangible assets	437	531	873	1,072
Depreciation	965	1,187	1,975	2,393
Stock-based compensation expense	37	50	106	253
Amortization of financing fees	245	446	694	1,283
Deferred income taxes	26	(597)	87	(225)
Increase in allowance for obsolescence	1,798	—	1,798	—
Other adjustments, net	466	139	(6)	482
Changes in operating assets and liabilities:
Accounts receivable	4,879	(15,566)	11,697	(21,706)
Inventory	16,782	7,866	5,547	11,048
Prepaid expenses, right-of-use assets and other assets	1,088	(861)	510	(1,600)
Accounts payable	(8,872)	(6,629)	(5,433)	(17,406)
Accrued expenses	(2,220)	2,469	(1,754)	4,175
Other noncurrent liabilities	(475)	(3,209)	339	(8,721)
Net cash provided by (used in) operating activities	21,573	(12,816)	26,574	(30,193)
Cash used in investing activities
Capital expenditures	(642)	(392)	(1,254)	(508)
Net cash used in investing activities	(642)	(392)	(1,254)	(508)
Cash (used in) provided by financing activities
Repayments of short-term debt and lease liabilities	(20,047)	(78)	(20,100)	(165)
Proceeds from short-term financings	—	—	—	29,820
Repayment of short-term financings	—	—	(594)	—
Payments of deferred financing costs	2	(61)	(984)	(1,786)
Other financing activities, net	—	(2)	—	(2)
Net cash (used in) provided by financing activities	(20,045)	(141)	(21,678)	27,867
Net increase (decrease) in cash, cash equivalents, and restricted cash	886	1,471	3,642	(2,834)
Cash, cash equivalents, and restricted cash at beginning of the period	30,656	5,427	27,900	9,732
Cash, cash equivalents, and restricted cash at end of the period	$31,542	$6,898	$31,542	$6,898

Non-GAAP Financial Measures
In addition to the results provided in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) above, this press release also includes non-GAAP (adjusted) financial measures. Non-GAAP financial measures provide insight into selected financial information and should be evaluated in the context in which they are presented. These non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation from, or as a substitute for, financial information presented in compliance with U.S. GAAP, and non-GAAP financial measures as reported by the Company may not be comparable to similarly titled amounts reported by other companies. The non-GAAP financial measures should be considered in conjunction with the consolidated financial statements, including the related notes, and Management’s Discussion and Analysis of Financial Condition and Results of Operations within the Company’s Form 10-Q for the quarter ended June 30, 2023. Management does not use these non-GAAP financial measures for any purpose other than the reasons stated below.

Non-GAAP Financial Measure	Comparable GAAP Financial Measure
Adjusted net income (loss)	Net income (loss)
Adjusted earnings (loss) per share	Earnings (loss) per common share – diluted
EBITDA	Net income (loss)
Adjusted EBITDA	Net income (loss)
The Company believes that Adjusted net income (loss), Adjusted earnings (loss) per share, EBITDA, and Adjusted EBITDA provide relevant and useful information, which is widely used by analysts, investors and competitors in its industry as well as by the Company’s management in assessing the performance of the Company. Adjusted net income (loss) is defined as net income (loss) as adjusted for certain items that the Company believes are not indicative of its ongoing operating performance. Adjusted earnings (loss) per share is a measure of the Company’s diluted earnings (loss) per common share adjusted for the impact of special items. EBITDA provides the Company with an understanding of earnings before the impact of investing and financing charges and income taxes. Adjusted EBITDA further excludes the effects of other non-cash charges and certain other items that do not reflect the ordinary earnings of the Company’s operations.
Adjusted net income (loss), Adjusted earnings (loss) per share, EBITDA, and Adjusted EBITDA are used by management for various purposes, including as a measure of performance of the Company’s operations and as a basis for strategic planning and forecasting. Adjusted net income (loss), Adjusted earnings (loss) per share, and Adjusted EBITDA may be useful to an investor because these measures are widely used to evaluate companies’ operating performance without regard to items excluded from the calculation of such measures, which can vary substantially from company to company depending on the accounting methods, the book value of assets, the capital structure and the method by which the assets were acquired, among other factors. They are not, however, intended as alternative measures of operating results or cash flow from operations as determined in accordance with U.S. GAAP.

The following table presents a reconciliation from Net income (loss) to Adjusted net income (loss) for the three and six months ended June 30, 2023 and 2022 (UNAUDITED):

(in thousands)	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2023	2022	2023	2022
Net income (loss)	$6,417	$1,358	$10,141	$(1,241)
Stock-based compensation [1]	37	50	106	253
Severance [2]	—	452	—	464
Internal control remediation [3]	—	26	—	497
Government investigations and other legal matters [4]	3	467	21	1,501
Insurance proceeds [5]	(100)	—	(100)	—
Adjusted net income (loss)	$6,357	$2,353	$10,168	$1,474

The following table presents a reconciliation from Income (Loss) per common share – diluted to Adjusted income (loss) per share – diluted for the three and six months ended June 30, 2023 and 2022 (UNAUDITED):

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2023	2022	2023	2022
Earnings (Loss) per common share – diluted	$0.28	$0.06	$0.44	$(0.05)
Stock-based compensation [1]	—	—	—	0.01
Severance [2]	—	0.02	—	0.02
Internal control remediation [3]	—	—	—	0.02
Government investigations and other legal matters [4]	—	0.02	—	0.07
Adjusted earnings (loss) per share	$0.28	$0.10	$0.44	$0.07

Diluted shares (in thousands)	22,966	22,940	22,967	22,927
The following table presents a reconciliation from Net income (loss) to EBITDA and Adjusted EBITDA for the three and six months ended June 30, 2023 and 2022 (UNAUDITED):

(in thousands)	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2023	2022	2023	2022
Net income (loss)	$6,417	$1,358	$10,141	$(1,241)
Interest expense	4,645	2,670	9,310	5,115
Income tax expense (benefit)	243	(787)	378	(401)
Depreciation	965	1,187	1,975	2,393
Amortization of intangible assets	437	531	873	1,072
EBITDA	12,707	4,959	22,677	6,938
Stock-based compensation [1]	37	50	106	253
Severance [2]	—	452	—	464
Internal control remediation [3]	—	26	—	497
Government investigations and other legal matters [4]	3	467	21	1,501
Insurance proceeds [5]	(100)	—	(100)	—
Adjusted EBITDA	$12,647	$5,954	$22,704	$9,653
1.Amounts reflect non-cash stock-based compensation expense.
2.Amounts represent severance and other post-employment costs for certain former employees of the Company.
3.Amounts represent professional services fees related to the Company’s efforts to remediate internal control material weaknesses including certain costs to upgrade IT systems.
4.Amounts include professional services fees and reserves related to legal matters.
5.Amounts include insurance recoveries related to a prior year incident and have no impact on the Adjusted earnings (loss) per share for the three and six months ended June 30, 2023 and 2022 .